Exhibit 99.1
                      Press Release Dated January 21, 2005


                                  NEWS RELEASE
                                January 21, 2005

            FARMERS CAPITAL BANK CORPORATION ANNOUNCES 2004 EARNINGS


Frankfort, Kentucky - Farmers Capital Bank Corporation (Nasdaq: FFKT) reported net income of $13,392,000 for the twelve months ended December 31, 2004, an increase of $429,000 or 3.3% compared to $12,963,000 reported for the twelve months ended December 31, 2003. Basic and diluted net income per share were $1.99 and $1.98, respectively, for the current twelve month period. This represents an increase of $.06 or 3.1% on both a basic and diluted basis. For the three months ended December 31, 2004, net income was $2,944,000. This is an increase of $501,000 or 20.5% compared to $2,443,000 for the same three month period in 2003. On a basic and diluted per share basis, net income was $.44 and $.43, respectively, for the current three months ended December 31, 2004. This represents an increase of $.08 or 22.2% (basic) and $.07 or 19.4% (diluted) as compared to the same period in the prior year. The operating results related to the previously disclosed acquisitions of Citizens Bank (Kentucky), Inc. ("Citizens Bank") and Financial National Electronic Transfer, Inc. ("FiNET") are included in the financial results presented herein beginning as of July 1, 2004 and October 8, 2004, respectively. Net loans and deposits acquired from Citizens Bank on the date of purchase were $50,102,000 and $62,440,000, respectively. Net assets acquired from FiNET on the date of purchase, primarily intangibles, were approximately $6,600,000.

The Company reported growth in net interest income in both the current three and twelve month periods. In the three month comparison, the increase in net interest income was driven mainly by an increase in interest income on loans due to higher average loan balances outstanding. In the twelve month comparison, the increase in net interest income was attributed to a combination of higher interest income on loans and securities and lower interest expense, primarily on deposits. Higher noninterest expenses offset growth in noninterest income and a lower provision for loan losses in the current quarter. For the twelve month period, higher noninterest expenses combined with a slight decline in noninterest income offset a lower provision for loan losses. The higher noninterest expenses in both the current three and twelve month periods were boosted by personnel and amortization expenses related to the acquisition activity referenced above during the third and fourth quarter of 2004. Income tax expense also declined in each of the reporting periods which positively impacted net income.

For the three month period ended December 31, 2004, net interest income increased $985,000 or 10.0% to $10,790,000. The increase is due primarily to higher interest income on loans of $1,526,000 that resulted from a 17.6% increase in average loan balances outstanding, which offset the effect of a 25 basis point decline in yield on the loan portfolio. The provision for loan losses declined $564,000 or 46.5% in the comparison. Noninterest income increased $791,000 or 19.3% to $4,889,000 in the current quarter. The increase is attributed to higher service charges and fees on deposits of $350,000 or 18.2%, an increase in other service charges, commissions, and fees of $304,000 or 34.9%, and higher net gains on the sale of securities of $225,000. Noninterest expenses increased $1,947,000 or 20.1% mainly as a result of the Citizens Bank and FiNET acquisitions and the expansion of banking operations into the Lexington, Kentucky market. The largest increase in noninterest expense was salaries and employee benefits, which grew $773,000 or 14.8% as the average number of full time equivalent employees jumped 11.2% in the quarterly comparison. Other increases include net occupancy expense of $154,000 or 24.9%, equipment expense of $157,000 or 15.7%, and amortization of intangible assets of $257,000 in which there is no corresponding amount in the comparable period. Income tax expense declined $108,000 due to an increase in tax free income resulting from additional municipal investments.

For the twelve month period ended December 31, 2004, net interest income increased $4,196,000 or 10.9% to $42,726,000. The increase is due primarily to higher interest income on loans of $1,543,000 or 3.2% and securities of $2,028,000 or 20.6% combined with a decrease in interest expense of $707,000 or 3.6%. The increase in interest on loans is attributed to a 10.3% increase in average loan balances outstanding, which offset a 45 basis point decline in yield on the loan portfolio. Interest income on securities increased as a result of higher balances outstanding of 4.8% along with an increase in the average rate earned of 59 basis points. The decrease in interest expense is mainly attributed to lower interest expense on time deposits, which was driven by a 53 basis point decline in the average rate paid. The provision for loan losses decreased $463,000 or 17.9%. Noninterest income declined $142,000 or 0.8% to $17,751,000 in the twelve month comparison. Increases in service charges and fees on deposits of $739,000 or 9.6% and other service charges, commissions, and fees of $296,000 or 8.3%, were offset by lower net gains on the sale of securities of $574,000 or 59.5% and lower net gains on the sale of mortgage loans of $510,000 or 58.0%. Noninterest expenses increased $4,431,000 or 11.8% mainly as a result of the Citizens Bank and FiNET acquisitions and the expansion of banking operations into the Lexington, Kentucky market. The largest increase in noninterest expense was salaries and employee benefits, which increased $2,151,000 or 10.4% as the average number of full time equivalent employees rose 5.6% in the twelve month comparison. Other increases include net occupancy expense of $264,000 or 10.4%, equipment expense of $276,000 or 7.3%, and amortization of intangible assets of $385,000 in which there is no corresponding amount in the comparable period. Income tax expense decreased $343,000 due to an increase in tax free income resulting from additional municipal investments.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 27 banking locations in 16 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier, under the symbol: FFKT.


CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED
(In thousands except per share data)
----------------------------------------------------------------------------------------------------------------------------
                                                                    THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                                        DECEMBER 31,                      DECEMBER 31,
                                                                  2004               2003             2004             2003
----------------------------------------------------------------------------------------------------------------------------
Interest income                                               $ 16,340           $ 14,359      $    61,902      $    58,413
Interest expense                                                 5,550              4,554           19,176           19,883
----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                          10,790              9,805           42,726           38,530
----------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                          650              1,214            2,129            2,592
----------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision  for loan losses         10,140              8,591           40,597           35,938
----------------------------------------------------------------------------------------------------------------------------
Noninterest income                                               4,889              4,098           17,751           17,893
Noninterest expenses                                            11,633              9,686           41,933           37,502
----------------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                              3,396              3,003           16,415           16,329
----------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                 452                560            3,023            3,366
----------------------------------------------------------------------------------------------------------------------------
   Net income                                                 $  2,944           $  2,443      $    13,392      $    12,963
----------------------------------------------------------------------------------------------------------------------------

Per common share:
Net income - basic                                            $    .44           $    .36      $      1.99      $      1.93
Net income - diluted                                               .43                .36             1.98             1.92
Cash dividend declared                                             .33                .33             1.32             1.29

----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                      $    79,260      $   127,216
Investment securities                                                                              369,120          382,958
Loans, net of allowance of $12,804 (2004) and $11,292 (2003)                                       863,901          744,653
Other assets                                                                                        84,863           63,738
----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                   $ 1,397,144      $ 1,318,565
----------------------------------------------------------------------------------------------------------------------------

Deposits                                                                                       $ 1,139,027      $ 1,068,322
Federal funds purchased and securities sold under
   agreements to repurchase                                                                         59,758           56,698
Other borrowings                                                                                    54,949           56,831
Other liabilities                                                                                   11,960           10,243
----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                1,265,694        1,192,094
----------------------------------------------------------------------------------------------------------------------------

Shareholders' equity                                                                               131,450          126,471
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                     $ 1,397,144      $ 1,318,565
----------------------------------------------------------------------------------------------------------------------------

End of period book value per share 1                                                              $  19.38         $  18.83
End of period share value                                                                            41.20            34.01
End of period dividend yield 2                                                                        3.20%            3.88%

AVERAGES FOR THE TWELVE MONTHS ENDED DECEMBER 31,                                                     2004             2003
----------------------------------------------------------------------------------------------------------------------------
Assets                                                                                         $ 1,347,601      $ 1,250,749
Deposits                                                                                         1,072,486          983,875
Loans, net of unearned interest                                                                    818,933          742,319
Shareholders' equity                                                                               127,993          124,822

Weighted average shares outstanding - basic                                                          6,737            6,727
Weighted average shares outstanding - diluted                                                        6,780            6,770

Return on average assets                                                                               .99%            1.04%
Return on average equity                                                                             10.46%           10.39%
------------------------------------------------------------------------------------------------------------------------------

1Represents total equity divided by the number of shares outstanding at the end of the period.
2Represents current annualized dividend declared divided by the end of period share value.